Exhibit 99.2

Mitesco to Host Shareholder Update Webcast/Conference Call

March 8 at 4:15 p.m. Eastern

MINNEAPOLIS, MN, March 3, 2022 - Mitesco, Inc. (OTCQB: MITI), a leading operator of wellness clinics that combine a nurse practitioner model with personalized, whole-person primary care, will host a shareholder update conference call Tuesday, March 8, 2022, at 4:15 p.m. Eastern Time. The call, which will feature a presentation by CEO Larry Diamond of the company’s newly updated investor PowerPoint, will include a discussion of Mitesco’s significant progress on its expansion plans, plans to uplist the company’s common stock to Nasdaq, growth in the activity level of its existing clinics, and other developments. The presentation will be followed by a question-and-answer session, which can be accessed via the webcast link or dial-in numbers below.

To view the PowerPoint and presentation and participate live over the webcast link, please go to: https://www.webcaster4.com/Webcast/Page/2848/44800

If unable to view the webcast, you may participate via teleconference by dialing in five to ten minutes before the call: (Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally. Entry code: 264574.

The teleconference replay will be available shortly after the completion of the live event through 4:15 pm Eastern time on March 22, 2022. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 44800.

You may also access the replay by visiting the company's web site: www.mitescoinc.com. The site also includes a company overview, links to research, video interviews with management, and contact information.

“There is a Form S-1A Registration Statement filed and available for review on the SEC Edgar web site (https://www.sec.gov/ix?doc=/Archives/edgar/data/802257/000118518522000159/miti-20210930.htm), and I encourage all interested parties to review the information prior to this call,” said Mr. Diamond. “Further, we will be attending a number of investor conferences in the near-term, and through press releases will continue to update our shareholders on new developments as they occur.”

About Mitesco, Inc. and The Good Clinic, LLC

Mitesco is building a next-generation healthcare solution, providing healthcare services and technology, to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers’ expectations are exceeded the business performance does so as well. Mitesco operations and subsidiaries include The Good Clinic, LLC (“The Good Clinic”) and Acelerar Healthcare Holdings Limited. The Good Clinic (www.thegoodclinic.com) is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the certified nurse practitioner operating as its primary healthcare provider. The executive team at The Good Clinic includes several of the key executives who brought Minute ClinicTM (previously known as Quickmedix) to scale, which was acquired by CVS in 2006.

Contacts:

Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Media Relations
Rick Eisenberg
917-691-8934
Email: eiscom@msn.com